Filed pursuant to Rule 433

Free Writing Prospectus

Registration Statement No. 333-133943

Dated September 24, 2008

14,000,000 Shares of Common Stock

FINAL TERM SHEET

Issuer:	Capital One Financial Corporation

Security:	Common stock, par value $0.01 per share (“Common Stock”)

Number of Shares Issued in this Offering:	14,000,000 shares of Common Stock

Number of Shares Outstanding After this Offering:	436,700,121 shares of Common Stock[1,2]

Over-allotment Option:	The underwriters also may purchase an additional 2,100,000 shares of Common Stock at the public offering price within 30 days of the date hereof in order to cover over-allotments, if any (the “Over-allotment Option”)

Public Offering Price:	$49.00 per share of Common Stock

Trade Date:	September 24, 2008

Settlement Date:	September 30, 2008

Underwriting Discount:	$1.8375 per share

Net proceeds	Approximately $660,275,000

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc.

CUSIP/ISIN:	14040H105

[1]

Unless otherwise indicated, the number of shares of Common Stock presented herein excludes shares issuable pursuant to the exercise of the Over-allotment Option and 17,611,902 shares of Common Stock issuable upon exercise of stock options outstanding as of September 21, 2008 under the issuer’s stock compensation plans.

[2]

The number of shares of Common Shares outstanding immediately after the closing of this offering is based on 422,700,121 shares of Common Stock outstanding as of September 21, 2008, including shares issued under employee benefit plans.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. Citigroup Global Markets Inc., Attn: Prospectus Department, Brooklyn Army Terminal 140, 58th Street, 8th Floor, Brooklyn, New York 11220 or by calling toll-free (877) 858-5407 or by facsimile at (718) 765-6734 or J.P. Morgan Securities Inc., Chase Distribution & Support Service, Attn: Charles Buckheit/Bob Foley, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 or by calling 718-242-8002.